May 14, 2022

Larry Weiss

Dear Larry,

On behalf of Butterfly Network, I am pleased to offer you a position as General Counsel and Chief Legal Officer beginning on May 23, 2022. You will report directly to me. Your annualized compensation in this position will consist of an annual base salary of $435,000.00 paid in twice monthly pay periods, less required deductions.

You will receive an annual (prorated for the first year) discretionary bonus with a target of 50% of your base salary, based on goals, objectives, and performance metrics to be determined by Butterfly Network’s management. Such bonus will be paid in the first quarter of the following calendar year. It will be a condition of your eligibility to receive any bonus that you remain employed with Butterfly Network through the date of payment of such bonus.

You will receive a one-time taxable sign on bonus of $75,000.00. This will be paid in your first payroll check after the first month anniversary of your start date. Such payment will be recoverable in full by the company in the event you voluntarily terminate your employment or the Company terminates your employment for “cause” (as defined in the Butterfly Network Executive Severance Program) prior to 12 months from your start date.

Subject to the approval of the Board of Directors or Compensation Committee, within 30 days you will receive an award with a fair market value of $2,100,000.00 on the grant date, 100% of which value will be in the form of restricted stock units (RSUs) that (i) will be subject to the terms of the grant documents therefore, and (ii) subject to your continued service through each vesting date. The RSUs will vest over a four-year period with the following schedule: 25% on the one-year anniversary of the grant date, and 25% annually thereafter.

You will be eligible to participate in Butterfly’s long term incentive program, established and approved by the Compensation Committee of the Butterfly Board of Directors (the “LTIP”) subject to the terms of the LTIP. It is currently expected that you will receive annual grants under the LTIP.

This position is eligible for the Butterfly Network Executive Severance Program as publicly filed, and you will become a participant in such Executive Severance Program commencing on your start date. You will be based out of Butterfly Network’s facility in the Burlington, MA area.

Butterfly Network recognizes the need for employees to take time away from the office to creatively recharge. We also believe in taking personal responsibility for managing our own time, workload and results. For these reasons our Flexible Paid Time Off (FPTO) policy affords eligible employees the flexibility to be given an indeterminate amount of paid time off from work for vacation, personal or family obligations and other personal requirements, subject to the requirements of the policy, including advance notice and prior approval in Butterfly Network’s discretion. In no event will any employee be compensated for unused vacation time. You will also be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect. Health insurance shall commence on your start date.

Further, while we expect you to remain with Butterfly Network for a long time, this letter is not an employment contract and you will be an at-will employee.

This letter is subject to successful completion of a background check and to the successful completion of references. By signing this letter, you authorize Butterfly Network to conduct such background check.

Butterfly Network considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. As a condition of this offer of employment, you are required to sign Butterfly Network’s Non-competition/Non-solicit, Confidentiality and Intellectual Property Agreement.

Please note this offer will expire on May 5, 2022, unless accepted by you in writing prior to such date.

We appreciate your exceptional talent and are very excited about you joining our growing and dynamic team at Butterfly Network. We firmly believe that Butterfly Network offers a unique combination of emotional, intellectual, and interpersonal stimulation that will be truly enjoyable. As a member of our growing team you will be in the rare position of helping to shape the culture and direction of our organization. We have tremendous opportunities ahead of us, and I am confident you have the expertise required to help us achieve our objectives. If you have any questions regarding this offer, the position, or the company’s benefits programs, please do not hesitate to reach out.

Kindest,

Butterfly Network, Inc.

By: /s/ Todd M. Fruchterman, MD, PhD

Todd M. Fruchterman, MD, PhD

Chief Executive Officer and President

ACCEPTED AND AGREED:

Signature: /s/ Larry Weiss

Larry Weiss